EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE
November 27, 2012

Ashland Inc. names Luis Fernandez-Moreno as new president of Ashland Water Technologies

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today announced that it has hired Luis Fernandez-Moreno to serve as vice president of the company and president of Ashland Water Technologies, the global leader in specialty papermaking chemicals and a commercial unit of Ashland. He reports to John Panichella, Ashland senior vice president and group operating officer.

Fernandez-Moreno, 50, brings nearly 30 years of chemical industry leadership experience to this role. He most recently served as executive vice president of Arch Chemicals, Inc., where he was responsible for the wood protection and HTH water products businesses, with combined annual sales of approximately $900 million. Arch was acquired by Lonza Group Ltd., a leading supplier to the life sciences industry, in October 2011. Prior to that, Fernandez-Moreno served as business group vice president, Dow Coating Materials, a $3 billion unit that was formed after Dow Chemical Co. (NYSE: DOW) acquired Rohm & Haas Co. in 2009. He previously spent more than 25 years with Rohm & Haas in a series of leadership roles spanning across Europe, Latin America and the United States. The businesses he directed ranged from paint and coating materials to plastic additives and printing technologies.

“Luis is a talented leader with significant experience in driving profitable growth and execution across global business lines,” said Panichella. “Throughout his career, Luis has proved adept at forging close relationships with customers, establishing clear strategic goals and holding his teams accountable for performance. We are pleased to have someone with his experience in the specialty chemical industry assume the leadership of Water Technologies and we are confident in his ability to position the business for future sales and earnings growth.”

Fernandez-Moreno earned a Bachelor of Science degree in chemical engineering from Universidad Iberoamericana in Mexico City. He also completed the Wharton Management Program at The Wharton School at the University of Pennsylvania.

In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Ashland Consumer Markets.

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FOR FURTHER INFORMATION:
Media Relations
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Investor Relations
David Neuberger
+1 (859) 815-4454
daneuberger@ashland.com